                                                                     Exhibit 5.1

                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                666 Fifth Avenue
                          New York, New York 10103-0001

                             Telephone: 212/506-5000
                             Facsimile: 212/506-5151


                                October 15, 1996

Banc One ABS Corporation
100 East Broad Street
Columbus, Ohio 43271-0158


Ladies and Gentlemen:

          We have acted as your counsel in connection with a Registration Statement (the "Registration Statement") on Form S-3, filed on October 15, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of various Series of Banc One Home Equity Loan Asset Backed Certificates consisting of one or more classes of certificates (collectively, the "Certificates"), each such Series to be issued by a separate Trust (each, a "Trust"). The Certificates of each Trust will be issued pursuant to documentation more particularly described and referred to in a Prospectus Supplement, forms of which have been included as part of the Registration Statement. The assets of each Trust will consist of an identified pool of mortgage loans which will be transferred into the Trust by Banc One ABS Corporation (the "Registrant").

          We have made such investigations of law as we deemed appropriate and have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Registrant and each Trust in connection with the authorization, issuance and sale of the Certificates.

          Based on the foregoing, we are of the opinion that when the issuance, execution and delivery of the Certificates by a Trust have been duly authorized by all necessary corporate and trust action, and when the Certificates have been duly executed, authenticated, delivered and sold as described in the Registration Statement, the Certificates will each be legally and validly issued, fully paid and non-assessable.

          In rending the foregoing opinions, we have assumed the accuracy and truthfulness of all public records of the Registrant and of all certificates, documents and other proceedings examined by us that have been executed or certified by officials of the Registrant acting within the scope of their official capacities, and we have not verified the accuracy or truthfulness thereof. We have also assumed the genuineness of the signatures appearing upon such public records, certificates, documents and proceedings. In addition, we have assumed that each of the Certificates and the particular pooling and servicing agreement or other documents, as the case may be, under which such Certificates are issued by a Trust will be executed and delivered in substantially the form described in the Registration Statement and the various Prospectus Supplements thereto.

          In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, without admitting that we are "experts," within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                         Very truly yours,

                                         /s/ Orrick, Herrington & Sutcliffe LLP

                                         ORRICK, HERRINGTON & SUTCLIFFE LLP



                                        2